ACCOUNTANTS' CONSENT



We have issued our report dated March 2, 2000, accompanying the December 31, 1999 consolidated financial statements of Westwood Homestead Financial Corporation. We hereby consent to the incorporation of said report in Camco's Form 8-K/A.




/s/GRANT THORNTON LLP


Cincinnati, Ohio
March 20, 2000